EXHIBIT 21.1

GARMIN LTD.

List of Subsidiaries of Company

Name of Subsidiary	Jurisdiction of Incorporation

Garmin Corporation	Taiwan
Garmin International, Inc.	Kansas
Garmin USA, Inc.	Kansas
Garmin Realty, LLC	Kansas
Garmin AT, Inc.	Oregon
Digital Cyclone, Inc.	Minnesota
Garmin (Europe) Ltd.	England
Dynastream Innovations, Inc.	Alberta, Canada
Garmin France SAS	France
Garmin N.V.	Netherlands Antilles
Garmin B.V.	Netherlands
Garmin Singapore Pte. Ltd	Singapore
Garmin Desenvolvimento de Sistemas de Aviação (Brasil) Ltda	Brazil